 Exhibit 5.1

March 7, 2006

Symyx Technologies, Inc.

3100 Central Expressway

Santa Clara, CA 95051

                Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Symyx Technologies, Inc. (the “Company”) with the Securities and Exchange Commission on or about March 7, 2006 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 1,327,765 shares of the Company’s Common Stock reserved for issuance pursuant to the Company’s 1997 Stock Plan  and 331,941 shares of the Company’s Common Stock reserved for issuance pursuant to the Company’s 1999 Employee Stock Purchase Plan  (collectively , the “Shares”).  As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Shares.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectuses, will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP
Morrison & Foerster LLP